Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]
June 13, 2005

Board of Directors
IAC/InterActiveCorp
152 West 57th Street
42nd Floor
New York, NY 10019

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 of IAC/InterActiveCorp, a Delaware corporation ("IAC"), including the proxy statement/prospectus forming a part thereof (the "Registration Statement"), relating to the proposed spin-off by IAC of Expedia, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of IAC.

        We have participated in the preparation of the discussion set forth in the section entitled "U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences of the spin-off, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz